UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

December 21, 2022

Date of Report (Date of earliest event reported)

REPUBLIC FIRST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17007	23-2486815
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania	19102
(Address of principal executive offices)	(Zip Code)

(215) 735-4422

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FRBK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Republic First Bancorp, Inc. (the “Company”), the holding company for Republic First Bank d/b/a Republic Bank, today announced several leadership changes.

Thomas (“Tom”) X. Geisel, 61, has been appointed Chief Executive Officer and President of the Company, and as a member of the Board of Directors of the Company (the “Board”), effective immediately. In connection with Mr. Geisel’s appointment to the Board, the Board was expanded to seven members. Mr. Geisel will serve as a Class I Director. Following Mr. Geisel’s appointment, the Class I Directors will be Messrs. Madonna and Geisel.

In addition, Michael (“Mike”) W. Harrington, 59, has been appointed Chief Financial Officer of the Company, effective immediately.

Harry Madonna will step down from his position as Interim CEO, which he has held since August of this year, and will remain as Chairman of the Board during the transition to new leadership. Jonathan Hill, who has served as Interim CFO since October, will return to his role as Controller.

Prior to joining the Company, Mr. Geisel was President of Corporate Banking at Webster Bank Corporation (NYSE: WBS), formerly known as Sterling Bancorp from 2014 to 2022. Before joining Webster Bank Corporation, from 2013 to 2014, Mr. Geisel was the Managing General Partner of Templar Ventures, a private equity growth fund. From 2008 to 2013 Mr. Geisel was President, Chief Executive Officer and a director of Sun Bancorp, Inc. Prior to Sun Bancorp, Mr. Geisel was at KeyCorp (NYSE: KEY), serving, in various roles, including as President of the Northeast Region, from 1999 to 2007. Mr. Geisel received a B.S. from The University of Tennessee at Chattanooga.

Prior to joining the Company, Mr. Harrington was a Banker-in-Residence at JAM FINTOP. He served as Executive Vice President and Chief Financial Officer of The Bryn Mawr Trust Company from 2015 to 2021. He also served in CFO roles at Susquehanna Bancshares, from 2012 to 2015, and First Niagara Financial Group, from 2006 to 2011. Mr. Harrington received an M.B.A. in Finance from Saint Joseph's University and a B.S. from Bloomsburg University of Pennsylvania in Finance.

In connection with Mr. Geisel’s appointment, he entered into an employment agreement with Republic Bank with an initial term of three years that provides for an annualized base salary of $600,000 and a guaranteed minimum cash bonus for fiscal year 2023 of $600,000. For each complete fiscal year that Mr. Geisel is employed under the employment agreement following the Company’s fiscal year 2023, he will be eligible to earn a discretionary bonus with a target measured as a percentage of his base salary, as determined by the Compensation Committee of the Board (the “Compensation Committee”). As soon as practical following Mr. Geisel’s appointment, Mr. Geisel will be granted a one-time performance based restricted stock award with respect to an aggregate number of shares on the date of grant with a value of $350,000 (the “Geisel Retention Award”). The Geisel Retention Award will vest as follows: (i) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.25; (ii) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.50; (iii) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.75; and (iv) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $4.00, in each case, during any period of 20 consecutive trading days during the three-year performance period beginning January 1, 2023 and ending December 31, 2025 and, in each case, subject to Mr. Geisel’s continuous employment through the date the applicable portion of the Geisel Retention Award is settled.

In connection with Mr. Harrington’s appointment, he entered into an employment agreement with Republic Bank with an initial term of three years that provides for an annualized base salary of $450,000 and a guaranteed minimum cash bonus for fiscal year 2023 of $225,000. For each complete fiscal year that Mr. Harrington is employed under the employment agreement following the Company’s fiscal year 2023, he will be eligible to earn a discretionary bonus with a target measured as a percentage of his base salary, as determined by the Compensation Committee. As soon as practical following Mr. Harrington’s appointment, Mr. Harrington will be granted a one-time performance based restricted stock award with respect to an aggregate number of shares on the date of grant with a value of $250,000 (the “Harrington Retention Award”). The Harrington Retention Award will vest as follows: (i) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.25; (ii) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.50; (iii) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.75; and (iv) 25% of the award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $4.00, in each case, during any period of 20 consecutive trading days during the three-year performance period beginning January 1, 2023 and ending December 31, 2025 and, in each case, subject to Mr. Harrington’s continuous employment through the date the applicable portion of the Harrington Retention Award is settled.

Both employment agreements also contain the following severance terms. Upon termination by the Company without Cause or due to Good Reason (in each case as defined in the employment agreement), and subject to the executive’s execution (and non-revocation in the time provided to do so) of a timely release of claims, the executive will be entitled to a severance payment equal to the product of (i) 1.5 (to the extent the termination is not within the period beginning 60 days prior and 12 months following a change in control of the Company or Republic Bank) or 2.0 (to the extent the termination is within the period beginning 60 days prior and 12 months following a change in control of the Company or Republic Bank) multiplied by (ii) the sum of the executive’s base salary plus target bonus. The severance payment will be paid in six substantially equal installments during the six-month period following the executive’s termination of employment. Any unvested time-based restricted stock units will also become vested upon such termination. In addition, the performance period under any outstanding performance-based equity awards will be shortened to end on the date of the executive’s termination and the award will be settled based upon the greater of (i) actual performance during such shortened period or (ii) the target performance amount under such award. In addition, to the extent the termination occurs during the change in control protection period described above, the Retention Award will become fully vested upon such termination. Upon a termination resulting in severance payments, the executive will be entitled to enroll in COBRA at no additional cost for the duration of the executive’s COBRA period or until such time as the executive becomes eligible to receive group medical coverage under the plan of a new employer.

Both agreements also continue restrictive covenants, including a covenant against competition, for a period of 18 months following the executive’s termination of employment.

Except as set forth herein, there are no arrangements or understandings between Mr. Geisel and any other person pursuant to which Mr. Geisel was appointed Chief Executive Officer of the Company and a member of the Board. Mr. Geisel has no family relationships with any director or executive officer of the Company nor is he party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Except as set forth herein, there are no arrangements or understandings between Mr. Harrington and any other person pursuant to which Mr. Harrington was appointed Chief Financial Officer of the Company. Mr. Harrington has no family relationships with any director or executive officer of the Company nor is he party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Copies of the agreements entered into with Messrs. Geisel and Harrington are filed herewith as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference. The descriptions of the material terms of such agreements contained herein are qualified in their entirety by reference to the full text of such agreements.

Item 8.01	Other Events.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between Republic Bank and Thomas X. Geisel
10.2	Employment Agreement by and between Republic Bank and Michael Harrington
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: December 22, 2022

	By:	/s/ Michael W. Harrington
	Name:	Michael W. Harrington
	Title:	Chief Financial Officer

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